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                                                                     Exhibit 5.1

INTERNAL REVENUE SERVICE                      DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD 21201-0000
                                              Employer Identification Number:
Date:    May 23, 1995                                    52-1545782
                                              File Folder Number:
COLUMBIA BANCORP                                         521039611
c/o JEFFREY A SHARPE, ESQUIRE                 Person to Contact:
PIPER & MARBURY                                          ELSIE GARCIA
36 SOUTH CHARLES STREET                       Contact Telephone Number:
BALTIMORE, MD 21201                                      (201)645-6056
                                              Plan Name:
                                               COLUMBIA BANCORP 401(k) PLAN
                                               AND TRUST
                                              Plan Number: 002
Dear Applicant:

       We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

       Continued qualified of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

       The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

       This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

       This determination is subject to your adoption of the proposed amendments submitted in your letter dated May 8, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

       This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

       This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

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COLUMBIA BANCORP


       This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

       This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

       We have sent a copy of this letter to your representative as indicated in the power of attorney.

       If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,


                                /s/ Paul M. Harrington
                                District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans


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